Exhibit 4.4

8 March 2016

CHINA ZHESHANG BANK CO., LTD.

(浙商银行股份有限公司)

YANCOAL INTERNATIONAL (HOLDING) COMPANY LIMITED

（兖煤国际（控股）有限公司）

YANZHOU COAL MINING COMPANY LIMITED

（兖州煤业股份有限公司）

CMB INTERNATIONAL CAPITAL LIMITED

（招银国际融资有限公司）

CORNERSTONE INVESTMENT AGREEMENT

THIS AGREEMENT is made on 8 March 2016

BETWEEN:

(1)	CHINA ZHESHANG BANK CO., LTD. (浙商银行股份有限公司), a joint stock limited company incorporated in the People’s Republic of China with limited liability, whose registered office is at No.288 Qingchun Road, Hangzhou, Zhejiang Province, China (the Company);

(2)	YANCOAL INTERNATIONAL (HOLDING) COMPANY LIMITED （兖煤国际（控股）有限公司） , a company incorporated in Hong Kong with limited liability, whose registered office is at 1401 Hutchison House, 10 Harcourt Road, Hong Kong (the Investor);

(3)	YANZHOU COAL MINING COMPANY LIMITED （兖州煤业股份有限公司） , a company incorporated in the People’s Republic of China with limited liability, whose registered office is at 298 Fushan Road South, Zoucheng City, Shandong Province, PRC (the Guarantor);

(4)	CMB INTERNATIONAL CAPITAL LIMITED （招银国际融资有限公司）, whose registered office is at Units 1803-4, 18/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong (the Underwriter’s Representative).

WHEREAS:

(A)	The Company proposes to obtain a listing for its H Shares (as defined below) on The Stock Exchange of Hong Kong Limited (the Hong Kong Stock Exchange) by way of a global offering (the Global Offering) comprising (i) an offer for subscription of its H Shares by the public in Hong Kong (the Hong Kong Public Offering), and (ii) a conditional placing outside the United States (including placing to professional and institutional investors in Hong Kong) in reliance on Regulation S under the Securities Act (as defined below) and in the United States to qualified institutional buyers (the QIBs) in accordance with Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act (the International Offering).

(B)	CITIC CLSA Capital Markets Limited, China International Capital Corporation Hong Kong Securities Limited, Goldman Sachs (Asia) L.L.C. and ABCI Capital Limited are acting as the joint sponsors of the proposed listing of H Shares on the Hong Kong Stock Exchange (the Joint Sponsors).

(C)	The Investor wishes to make an equity investment in the Company as part of the International Offering subject to the conditions and on the basis and terms set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement, including its schedules, each of the following words and expressions shall have the following meanings, unless the context otherwise requires:

associate shall have the meaning ascribed to it in the Listing Rules and associates shall be construed accordingly;

Brokerage means brokerage calculated as 1% of the aggregate Offer Price in respect of the Investor Shares;

business day means any day (other than Saturday and Sunday) on which banks in Hong Kong are generally open for normal banking business and on which the Hong Kong Stock Exchange is open for the business of dealing in securities;

CCASS means the Hong Kong Central Clearing and Settlement System established and operated by The Hong Kong Securities Clearing Company Limited;

Companies Ordinance means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended or supplemented from time to time;

Companies (Winding Up and Miscellaneous Provisions) Ordinance means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), as amended or supplemented from time to time;

connected person shall have the meaning ascribed to it in the Listing Rules;

dispose of includes, in respect of any H Shares, offering, pledging, charging, selling, mortgaging, lending, creating, transferring, assigning or otherwise disposing of (including by the creation of or any agreement to create or selling or granting or agreeing to sell or grant any option or contract to purchase or any warrant or right to purchase, or purchasing or agreeing to purchase any option, contract, warrant or right to sell) any legal or beneficial interest in the H Shares or any other securities convertible into or exercisable or exchangeable for such H Shares, or that represent the right to receive, such H Shares, or contracting to do so, whether directly or indirectly and whether conditionally or unconditionally, or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences or incidents of ownership of such H Shares or such other securities, or entering into any other transaction with the same economic effect as any of the foregoing transactions, or agreeing or contracting to, or publicly announcing an intention to, enter into any of the foregoing transactions, in each case whether any of the foregoing transactions is to be settled by delivery of H Shares or such other securities convertible into H Shares, in cash or otherwise; and disposal shall be construed accordingly;

Global Offering has the meaning given to it in Recital (A);

H Shares means the overseas foreign invested ordinary shares in the share capital of the Company having a nominal value of RMB1.00 each, which are to be subscribed for and traded in Hong Kong dollars and proposed to be listed on the Hong Kong Stock Exchange;

HK$ or Hong Kong dollar means the lawful currency of Hong Kong;

Hong Kong means Hong Kong Special Administrative Region of the PRC;

Hong Kong Public Offering has the meaning given to it in Recital (A);

Hong Kong Stock Exchange means The Stock Exchange of Hong Kong Limited;

International Offering has the meaning given to it in Recital (A);

International Offering Circular means the final offering circular expected to be issued by the Company to the prospective investors (including the Investor) in connection with the International Offering;

Investor Shares means the H Shares to be purchased by the Investor pursuant to this Agreement, which is 400,000,000 H Shares;

Joint Global Coordinators means the joint global coordinators to be appointed by the Company in relation to the Global Offering;

Laws means all laws, statutes, legislation, ordinances, rules, regulations, guidelines, opinions, notices, circulars, orders, judgments, decrees or rulings of any court, government, governmental or regulatory authority (including, without limitation, the Hong Kong Stock Exchange and the SFC) of all relevant jurisdictions;

Levies means the SFC transaction levy of 0.0027% and the Hong Kong Stock Exchange trading fee of 0.005%, in each case, of the aggregate Offer Price;

Listing Date means the date on which the H Shares are first listed on the Hong Kong Stock Exchange;

Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, and the listing decisions, guidelines and other requirements of the Hong Kong Stock Exchange, each as amended or supplemented from time to time;

Lock-up Period has the meaning given to it in clause 5.1;

Over-allotment Option has the meaning ascribed to it in the International Offering Circular;

Offer Price means the final Hong Kong dollar price per H Share (exclusive of Brokerage and Levies) at which the H Shares are to be offered and sold pursuant to the Global Offering;

Parties means the named parties to this Agreement, and “Party” shall mean any one of them, as the context shall require;

PRC means the People’s Republic of China, excluding, for purposes of this Agreement only, Hong Kong, Macau and Taiwan;

Preliminary Offering Circular means the preliminary offering circular expected to be issued by the Company to the prospective investors (including the Investor) in connection with the International Offering;

Public Documents means the Preliminary Offering Circular and the International Offering Circular for the International Offering and the prospectus and application forms to be issued in Hong Kong by the Company for the Hong Kong Public Offering and such other announcements which may be issued by the Company in connection with the Global Offering;

Relevant Shares means the Investor Shares to be purchased by the Investor pursuant to this Agreement, and any shares or other securities of the Company which are derived therefrom pursuant to any rights issue, capitalisation issue or other form of capital reorganisation (whether such transactions are to be settled in cash or otherwise) and any interest therefrom;

RMB means Renminbi, the lawful currency of the PRC;

Securities Act means the United States Securities Act of 1933, as amended from time to time and rules promulgated thereunder;

SFC means The Securities and Futures Commission of Hong Kong;

SFO means the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong), as amended or supplemented from time to time;

U.S. and United States means the United States of America, its territories and possession, any state of the United States and the District of Columbia; and

US$ or US dollar means the lawful currency of the United States.

1.2 For the purposes of this Agreement, the “affiliates” of any person (the “first”) mean (i) any person which directly or indirectly through one or more intermediaries controls the first, (ii) all entities of which the first has direct or indirect control and (iii) any other person of which a person in (i) has direct or indirect control. For the purpose of this clause, the term control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

1.3 In this Agreement, unless the context otherwise requires:

(a)	a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of or a schedule to this Agreement;

(b)	the index and clause and schedule headings are for convenience only and shall not affect the construction or interpretation of the Agreement;

(c)	the recitals and schedules form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the recitals and schedules;

(d)	the singular number shall include the plural and vice versa and words importing one gender shall include the other gender;

(e)	a reference to this Agreement or another instrument includes any variation or replacement of either of them;

(f)	references to times of the day are, unless otherwise specified, to Hong Kong time;

(g)	a reference to a person includes a reference to an individual, a firm, a company, a body corporate, an unincorporated association, an authority, a government, a state or agency of a state, a joint venture, association or partnership (whether or not having separate legal personality);

(h)	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing in respect of any jurisdiction other than Hong Kong is deemed to include what most nearly approximates in that jurisdiction to the relevant Hong Kong legal term; and

(i)	the term subsidiary has the meaning ascribed to it in section 15 of the Companies Ordinance.

2.	INVESTMENT

2.1 Subject to the conditions referred to in clause 3 below being fulfilled (or waived by the Parties, except that the condition set out in clauses 3.1(c) and (d) cannot be waived) and other terms and conditions of this Agreement:

(a)	the Investor will acquire the Investor Shares at the Offer Price under and as part of the International Offering through the Underwriter’s Representative (or their affiliates) in its capacity as an international representative of the international underwriters of the relevant portion of the International Offering; and

(b)	the Investor will pay the aggregate Offer Price and the related Brokerage and Levies in respect of the Investor Shares on the Listing Date.

For the avoidance of doubt, the number of Investor Shares and the Offer Price shall be subject to the final determination by the Company and the Joint Global Coordinators (on behalf of the international underwriters), and such determination will be conclusive and binding on the Investor.

2.2 The Investor may elect to acquire the Investor Shares through one of its wholly owned subsidiaries that is a “professional investor” (as defined in Section 1 of Schedule 1 to the SFO) and (i) is not a U.S. person as defined in Regulation S under the Securities Act; or (ii) is a Qualified Institutional Buyer (QIB) as defined in Rule 144A under the Securities Act (the Investor Subsidiary), by giving notice in writing to the Company, the Joint Sponsors and the Underwriter’s Representative, not later than two Business Days prior to the Listing Date and shall:

(a)	procure the Investor Subsidiary on such date to provide to the Company, the Joint Sponsors and the Underwriter’s Representative written confirmation that it agrees to be bound by the same agreements, representations, undertakings, acknowledgements and confirmations given in this Agreement by the Investor (which shall be deemed to be giving the same for itself and on behalf of the Investor Subsidiary);

(b)	unconditionally and irrevocably guarantee to each of the Company, the Joint Sponsors and the Underwriter’s Representative the due and punctual performance and observance by the Investor Subsidiary of all its agreements, obligations, undertakings, warranties, representations, indemnities, consents, acknowledgements, confirmations and covenants under this Agreement; and

(c)	fully indemnify and keep indemnified each of the Company, the Joint Sponsors and the Underwriter’s Representative against all losses, damages, claims, liabilities, costs and expenses which they may suffer, incur or sustain directly arising from any breach by the Investor Subsidiary of any such agreements, obligations, undertakings, warranties, representations, indemnities, consents, acknowledgements, confirmations or covenants.

The Investor’s obligations under this clause 2.2 constitute direct, primary and unconditional obligations to pay on demand by the Company, the Joint Sponsors or the Underwriter’s Representative any sum which the Investor Subsidiary is liable to pay under this Agreement and to promptly perform on demand any obligation of the Investor Subsidiary under this Agreement without requiring the Company, the Joint Sponsors or the Underwriter’s Representative first to take steps against the Investor Subsidiary or any other person. Except where the context otherwise requires, the term Investor shall be construed in this Agreement to include Investor Subsidiary.

2.3 Subject to due payment pursuant to clause 2.1 and in accordance with clause 4.2, the Investor Shares will, when delivered to the Investor in accordance with clause 4.3, be fully paid and free from all options, liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights and shall rank pari passu with the H Shares then in issue and to be listed on the Hong Kong Stock Exchange.

3.	AGREEMENT CONDITIONAL UPON COMPLETION OF GLOBAL OFFERING

3.1 The Investor’s obligation under this Agreement to acquire, and the Company’s, the Joint Sponsors’ and the Underwriter’s Representative’s (or their respective affiliates’) obligations to issue, place, allocate and/or deliver (as the case may be), the Investor Shares pursuant to clause 2.1 are conditional only upon each of the following conditions having been satisfied at or prior to the Closing:

(a)	the underwriting agreement for the Hong Kong Public Offering and the underwriting agreement for the International Offering being entered into and having become effective and unconditional (in accordance with their respective original terms or as subsequently waived or varied by agreement of the parties thereto) by no later than the time and date as specified in the respective underwriting agreements;

(b)	neither of the aforesaid underwriting agreements having been terminated;

(c)	the Listing Committee of the Hong Kong Stock Exchange having granted the listing of, and permission to deal in, the H Shares (including the Investor Shares) and that such approval or permission having not been revoked;

(d)	no Laws shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the transactions contemplated in the Hong Kong Public Offering, the International Offering or herein and there shall be no orders or injunctions from a court of competent jurisdiction in effect precluding or prohibiting consummation of such transactions; and

(e)	the respective representations, warranties, undertakings and confirmations of the Investor and the Guarantor in clause 6 (as of the date of this Agreement) are and (as of the Listing Date) will be accurate and true in all respects and not misleading and that there is no material breach of this Agreement on the part of the Investor.

3.2 If (i) any of the conditions contained in clause 3.1 has not been fulfilled or if such condition(s) have not been waived by the Company, the Joint Sponsors and the Underwriter’s Representative (except that the conditions set out in clauses 3.1(c) and (d) cannot be waived) on or before the date that is 60 days after this Agreement (or such other date as may be agreed among the Company, the Investor, the Joint Sponsors and the Underwriter’s Representative); or (ii) the Global Offering is not completed as contemplated in the Public Documents, the obligation of the Investor to purchase, and the Company’s and the Underwriter’s Representative’s obligations to issue, place and/or allocate and deliver (as the case may be), the Investor Shares shall cease and any amount paid by the Investor hereunder will be repaid to the Investor without interest and this Agreement will terminate and be of no effect and all obligations or liabilities on the part of the Company, the Joint Sponsors and the Underwriter’s Representative shall cease and terminate, provided that termination of this Agreement pursuant to this clause 3.2 shall be without prejudice to the accrued rights or liabilities of the Company to the Investor pursuant to the terms herein at or before such termination.

3.3 The Investor acknowledges that there can be no guarantee that the Global Offering will be completed, and no liability of the Company, the Joint Sponsors and the Underwriter’s Representative (or their respective affiliates) to the Investor will arise if the Global Offering is not completed for any reason by the dates and times contemplated or at all except that any amount paid by the Investor hereunder will be repaid to the Investor without interest. The Investor hereby waives any right (if any) to bring any claim or action against the Company or any or all of the Joint Sponsors or the Underwriter’s Representative and/or their respective affiliates on the basis that the Global Offering is not completed for any reason by the dates and times contemplated or at all.

4.	CLOSING

4.1 Subject to clause 3, the Investor will acquire the Investor Shares pursuant to, and as part of, the International Offering through the Underwriter’s Representative (or its affiliates) in its capacity as an international representative of the international underwriters of the relevant portion of the International Offering. Accordingly, the Investor Shares will be acquired contemporaneously with the closing of the International Offering at such time and in such manner as shall be determined by the Joint Global Coordinators. The number of Investor Shares will not be affected by any re-allocation of H Shares between the International Offering and the Hong Kong Public Offering in the event of over-subscription under the Hong Kong Public Offering nor affected by any exercise of the Over-allotment Option.

4.2 The Investor shall make full payment at the aggregate Offer Price for all of the Investor Shares and the related Brokerage and Levies to the Underwriter’s Representative by same day value credit at 9:30 a.m. Hong Kong time on the Listing Date in Hong Kong dollars by wire transfer in immediately available clear funds without any deduction or set-off to such Hong Kong dollar bank account as may be notified to the Investor by the Underwriter’s Representative in writing no later than three clear business day prior to the Listing Date, which notice shall include, inter alia, the payment account details and the total amount payable by the Investor hereunder.

4.3 Subject to due payment(s) for the Investor Shares being made in accordance with clause 4.2 and the receipt thereof, delivery of the Investor Shares to the Investor shall be made through CCASS by depositing the Investor Shares directly into CCASS for credit to such CCASS investor participant account or CCASS stock account as may be specified by the Investor on the Listing Date in accordance with clause 4.2.

4.4 Delivery of and payment for the Investor Shares may also be made in any other manner which the Company, the Joint Sponsors, the Underwriter’s Representative and the Investor may agree in writing.

4.5 If payment of the Investor Shares and the related Brokerage and Levies (whether in whole or in part) is not received or settled in the time and manner stipulated in this Agreement, the Company, the Joint Sponsors and the Underwriter’s Representative reserve the right, in their respective absolute discretion, to terminate this Agreement and in such event all obligations and liabilities on the part of the Company, the Joint Sponsors and the Underwriter’s Representative shall cease and terminate (but without prejudice to any claim which the Company, the Joint Sponsors or the Underwriter’s Representative may have against the Investor arising out of its failure to comply with its obligations under this Agreement). Each of the Investor and the Guarantor shall in any event be fully responsible for and indemnify, hold harmless and keep fully indemnified, on an after-tax basis, the Company, the Joint Sponsors and the Underwriter’s Representative against any loss and damages they and each of their respective officers, directors, employees, affiliates, agents, representatives and advisors may suffer arising out of any failure on the part of the Investor to pay for the Investor Shares and the related Brokerage and Levies in full and any failure on the part of the Investor to comply with any term of this Agreement.

4.6 The Company, the Joint Sponsors and the Underwriter’s Representative respectively shall not be liable for any failure or delay in the performance of its obligations under this Agreement if it is prevented or delayed from performing its obligations under this Agreement as a result of circumstances beyond the Company’s, the Joint Sponsors’ or the Underwriter’s Representative’s (as the case may be) control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, outbreak of disease, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system, embargo, labour dispute and changes in any existing or future laws, ordinances, regulations, any existing or future act of governmental activity or the like.

4.7 In the event that the requirement pursuant to Rule 8.08(3) of the Listing Rules, in which no more than 50% of the Shares in public hands on the Listing Date can be beneficially owned by the three largest public Shareholders cannot be satisfied, the Joint Global Coordinators, the Underwriter’s Representative and the Company have the right to adjust the allocation of the number of Investor Shares to be purchased by the Investor in their sole and absolute discretion to satisfy the requirement pursuant to Rule 8.08(3) of the Listing Rules.

5.	RESTRICTIONS ON THE INVESTOR AND THE GUARANTOR

5.1 Subject to clause 5.3, the Investor for itself and on behalf of the Investor Subsidiary (where the Investor Shares are to be acquired by the Investor Subsidiary), agrees, covenants and undertakes to the Company, each of the Joint Sponsors and the Underwriter’s Representative that unless it has obtained prior written consent of the Company, the Joint Sponsors and the Underwriter’s Representative, it will not, and will cause its affiliates not to, whether directly or indirectly, at any time during the period of six months starting from and inclusive of the Listing Date (the Lock-up Period), (i) dispose of any Relevant Shares or any interest in the Investor Subsidiary or any company or entity (directly or indirectly) holding any Relevant Shares in any way, except otherwise permitted pursuant to clause 5.3(d); (ii) enter into any transactions directly or indirectly with the same economic effect as any aforesaid transactions; (iii) publicly announce any intention to enter into any aforesaid transaction; and (iv) agree or contract to do any aforesaid transactions.

5.2 The Company, the Joint Sponsors and the Underwriter’s Representative acknowledge that, after the expiry of the Lock-up Period specified in clause 5.1, the Investor shall, subject to requirements under applicable Laws, be free to dispose of any Relevant Shares provided that the Investor shall ensure that any such disposal does not create a disorderly or false market in the H Shares and is in compliance with the SFO and all other applicable Laws, and shall use its best endeavours to notify the Company in writing prior to the disposal; and the Investor will not enter into any such transaction with a person who, to the best knowledge of the Investor after making due enquiries, engages directly or indirectly in a business that competes or potentially competes with the business of the Company or with any other entity that is a holding company, subsidiary or associate (as defined in the Listing Rules) of such person before using its best endeavours to notify the Company in writing prior to the transaction.

5.3 Nothing contained in clause 5.1 shall prevent the Investor from transferring all or part of the Relevant Shares to any wholly-owned subsidiaries of the Investor, provided that:

(a)	prior to such transfer, such wholly-owned subsidiary gives a written undertaking (in favour of the Company, the Joint Sponsors and the Underwriter’s Representative) agreeing to, and the Investor undertakes to procure that such wholly-owned subsidiary will, (i) be bound by the Investor’s obligations under this Agreement, including without limitation the restrictions in this clause 5 imposed on the Investor, as if such wholly-owned subsidiary were itself subject to such obligations and restrictions and (ii) give the same acknowledgments, representations and warranties as provided in clause 6 below;

(b)	the Investor and such wholly-owned subsidiary of the Investor shall be treated as being the Investor in respect of all the Relevant Shares held by them and shall jointly and severally bear all liabilities and obligations imposed by this Agreement;

(c)	if at any time prior to expiration of the Lock-up Period, such wholly-owned subsidiary ceases or will cease to be a wholly-owned subsidiary of the Investor, it shall (and the Investor shall procure that such subsidiary shall) immediately transfer the Relevant Shares it holds to the Investor or another wholly-owned subsidiary of the Investor, which gives a written undertaking (in favour of the Company, the Joint Sponsors and the Underwriter’s Representative) agreeing to, and the Investor shall undertake to procure such new subsidiary will, be bound by the Investor’s obligations under this Agreement, including without limitation the restrictions in this clause 5 imposed on the Investor, and give the same acknowledgments, representations and warranties hereunder, as if such wholly-owned subsidiary were itself subject to such obligations and restrictions, and shall jointly and severally bear all liabilities and obligations imposed by this Agreement; and

(d)	such subsidiary is not a U.S. Person (as defined in Rule 902(k) of Regulation S under the Securities Act), and is and will be outside the United States and would be acquiring the Relevant Shares in an offshore transaction in reliance on Regulation S under the Securities Act, or is a QIB in reliance on Rule 144A under the Securities Act.

5.4 Each of the Investor and the Guarantor agrees and undertakes that, save with the prior written consent of the Company, the aggregate holding (whether direct and indirect) of the Investor, the Guarantor and its/their respective associates in the total issued share capital of the Company shall be less than 10% (or such other percentage as provided in the Listing Rules from time to time for the definition of substantial shareholder or such other percentage as required by the Hong Kong Stock Exchange from time to time as constituting a member of the public) of the Company’s entire issued share capital at all times and it would not become a connected person of the Company within the meaning of the Listing Rules during the period of 12 months following the Listing Date and, further, that the aggregate holding (direct and indirect) of the Investor, the Guarantor and its/their respective associates in the total issued share capital of the Company shall not be such as to cause the total securities of the Company held by the public (as contemplated in the Listing Rules and interpreted by the Hong Kong Stock Exchange) to fall below the required percentage set out in Rule 8.08 of the Listing Rules or such other percentage as may be approved by the Hong Kong Stock Exchange and applicable to the Company from time to time.

5.5 The Investor and the Guarantor shall not, and shall procure that none of its/their respective associates shall, apply for or place an order through the book building process for H Shares in the Global Offering (other than the Investor Shares) or make an application for H Shares in the Hong Kong Public Offering.

6.	ACKNOWLEDGEMENTS AND WARRANTIES

6.1 Each of the Investor and the Guarantor, jointly and severally, acknowledges, agrees and confirms with each of the Company, the Joint Sponsors and the Underwriter’s Representative that:

(a)	each of the Company, the Joint Sponsors, the Underwriter’s Representative and their respective affiliates, directors, officers, employees, agents, advisors and representatives makes no representation and gives no warranty or undertaking that the Global Offering will proceed or be completed (within any particular time period or at all) or that the Offer Price will be within the indicative range set forth in the Public Documents, and will be under no liability whatsoever to the Investor or the Guarantor in the event that the Global Offering does not proceed or is not completed for any reason except that any amount paid by the Investor hereunder will be repaid to the Investor without interest, or that the Offer Price will not be within the indicative range set forth in the Public Documents;

(b)	this Agreement, the background information of the Investor and the Guarantor and the relationship and arrangements between the Parties contemplated by this Agreement will be required to be disclosed in the Public Documents and other marketing and/or roadshow materials for the Global Offering and that the Investor and the Guarantor will be referred to in the Public Documents and such other marketing and/or roadshow materials and announcements and, specifically, this Agreement will be a material contract required to be filed with regulatory authorities and made available for public inspection in connection with the Global Offering or otherwise pursuant to the Companies (Winding Up and Miscellaneous Provisions) Ordinance and the Listing Rules;

(c)	the Offer Price is to be determined solely and exclusively by an agreement between the Company and the Joint Global Coordinators (each for themselves and on behalf of the international underwriters of the relevant portion of the International Offering) and the Investor shall have no right to raise any objection thereto;

(d)	the Investor Shares will be acquired by it through the Underwriter’s Representative and/or their affiliates in their capacities as an international representative of the international underwriters of the International Offering;

(e)	it will accept the Investor Shares on and subject to the terms and conditions of the articles of association of the Company;

(f)	at or around the time of entering into this Agreement or at any time hereafter but before the closing of the International Offering, the Company, the Joint Sponsors and/or the Underwriter’s Representative have entered into, or may and/or propose to enter into, agreements similar to this Agreement with one or more other investors as part of the International Offering, and neither the Company, the Joint Sponsors, the Underwriter’s Representative nor any of their respective subsidiaries, agents, directors, employees or affiliates nor any party involved in the Global Offering takes any responsibility to any tax, legal, currency or other economic or other consequences of the acquisition of, or in relation to any dealings in, the Investor Shares;

(g)	the Investor Shares have not been and will not be registered under the Securities Act or in any state or other jurisdiction of the United States and may not be offered, resold, pledged or otherwise transferred directly or indirectly in the United States or to or for the account or benefit of U.S. Persons (as defined in Regulation S under the Securities Act) except pursuant to an effective registration statement or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, or in any other jurisdiction or for the account or benefit of any persons in any other jurisdictions except pursuant to an exemption from, or in a transaction not subject to, any other applicable Laws;

(h)	if the Investor is purchasing the Investor Shares in reliance on Rule 144A under the Securities Act, the Investor Shares will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act;

(i)	transfers of the Investor Shares may only be made inside the United States in accordance with Rule 144 under the Securities Act or outside the United States in an “offshore transaction” (as defined in Regulation S under the Securities Act) in accordance with Regulation S under the Securities Act and in each case, in accordance with any applicable securities laws of any state of the United States, and any share certificate(s) representing the Investor Shares shall bear a legend substantially to such effect;

(j)	the Investor understands that none of the Company, the Joint Sponsors, the Underwriter’s Representative or any of the international underwriters of the International Offering has made any representation as to the availability of Rule 144, Rule 144A or any other exemption under the Securities Act for the subsequent reoffer, resale, pledge or transfer of the Investor Shares;

(k)	to the extent any of the Investor Shares are held by a wholly-owned subsidiary of the Investor, the Investor shall procure that such subsidiary remains a wholly-owned subsidiary of the Investor and continue to adhere to and abide by the terms and conditions hereunder for so long as such subsidiary continues to hold any of the Investor Shares before the expiration of the Lock-up Period;

(l)	the Investor has received (and may in the future receive) information that may constitute material or non-public information in connection with its investment in (and holding of) the Investor Shares, and it will not use such information for any purpose other than for evaluating its investment in the Investor Shares, and will not disclose such information to any person other than its affiliates, associates, directors, officers, employees, advisors and representatives, and will ensure that, its affiliates, associates, directors, officers, employees, advisors and representatives do not purchase, sell or trade or alternatively, deal, directly or indirectly, in the H Shares or other securities or derivatives of the Company or any of its affiliates or associates in a manner that could result in any violation of the securities laws (including insider trading provisions) of the United States, Hong Kong, the PRC, Japan or any other applicable jurisdiction relevant to such dealing;

(m)	the information contained in this Agreement and the draft prospectus(es) and the draft Preliminary Offering Circular(s) for the Global Offering and any other materials provided (whether in writing or verbally) to the Investor, the Guarantor or its/their respective representatives on a confidential basis may not be reproduced, disclosed, circulated or disseminated to any other person save as otherwise provided in clause 9.1 of this Agreement, and such information and materials so provided are subject to change, updating, amendment and completion and should not be relied upon by the Investor or the Guarantor in determining whether to invest in the Investor Shares. For the avoidance of doubt:

(i)	neither the draft prospectus(es) nor the draft Preliminary Offering Circular(s) nor any other materials which may have been provided to the Investor constitutes an invitation or offer to acquire, purchase or subscribe for any securities and nothing contained in either of the draft prospectus(es) or the draft Preliminary Offering Circular(s) or any other materials which have been provided (whether in writing or verbally) to the Investor shall form the basis of any contract or commitment whatsoever; and

(ii)	no offers or invitations to subscribe for, acquire or purchase any securities shall be made or received on the basis of the draft Preliminary Offering Circulars or the draft prospectuses for the Global Offering or any other materials which may have been provided (whether in writing or verbally) to the Investor;

(n)	this Agreement does not, collectively or separately, constitute an offer of securities for sale in the United States or any other jurisdictions;

(o)	only information provided in the International Offering Circular issued by the Company and not any other information which may have been furnished to the Investor by or on behalf of the Company, the Joint Sponsors and/or the Underwriter’s Representative (including their respective directors, officers, employees, advisors and affiliates) on or before the date hereof shall be deemed to be relied upon by the Investor in making its investment decision, and each of the Company, the Joint Sponsors, the Underwriter’s Representative and their respective directors, officers, employees, advisors and affiliates makes no representation and gives no warranty or undertaking as to the accuracy or completeness of any such information not contained in the International Offering Circular and none of the Company, the Joint Sponsors, the Underwriter’s Representative or their respective directors, officers, employees, advisors or their affiliates has or will have any liability to the Investor, the Guarantor or its/their respective associates, affiliates or advisors resulting from their use of such information, or otherwise for any information contained in or omission from the International Offering Circular. The draft prospectus which may have been furnished to the Investor may be subject to further amendments subsequent to the entering into of this Agreement and the Investor hereby consents to such amendments (if any) and waive its rights in connection with such amendments (if any) except that the Investor shall review and provide comments on any statement in any of the Public Documents which relates to the general background information on the Investor;

(p)	none of the Joint Sponsors, the Underwriter’s Representative, the other underwriters or their respective directors, officers, employees, subsidiaries, agents, associates, affiliates and advisors has made any warranty, representation or recommendation to the Investor or the Guarantor as to the merits of the Investor Shares, the subscription, purchase or offer thereof, or as to the business, operations, prospects, the condition, financial or otherwise, of the Company or its subsidiaries, or as to any other matter relating thereto or in connection therewith; and except as provided in the final International Offering Circular, none of the Company and its subsidiaries, agents, affiliates and advisors has made any warranty, representation or recommendation to the Investor or the Guarantor as to the merits of the Investor Shares, the subscription, purchase or offer thereof, or as to the condition, financial or otherwise, of the Company or its subsidiaries or as to any other matter relating thereto or in connection therewith;

(q)	the Investor and the Guarantor will comply with all restrictions (if any) applicable to it from time to time under this Agreement, the Listing Rules and any applicable Laws on the disposal by it (directly or indirectly), of any of the Relevant Shares in respect of which it is or will be (directly or indirectly), or is shown by the prospectus of the Company to be the beneficial owner;

(r)	it has conducted its own investigation with respect to the Company and the Investor Shares and obtained its own independent advice (including without limitation, tax, regulatory, financial, accounting, legal, currency and otherwise) to the extent it considers necessary or appropriate or otherwise has satisfied itself concerning, including and without limitation, the tax, regulatory, financial, accounting, legal, currency and other economic considerations related to the investment in the Investor Shares and as to the suitability thereof for the Investor, and has not relied, and will not be entitled to rely on any advice (legal and otherwise) given by the counsels to the Company or to any of the underwriters in connection with the Global Offering and none of the Company, the Joint Sponsors, the Underwriter’s Representative or their respective associates, affiliates, directors, officers, employees, advisors or representatives takes any responsibility as to any tax consequences of the acquisition of or in relation to any dealings in the Investor Shares;

(s)	the Investor understands that no public market now exists for the Investor Shares, and that none of the Company, the Joint Sponsors, the Underwriter’s Representative, the other underwriters of the Global Offering or their respective directors, officers, employees, subsidiaries, agents, associates, affiliates and advisors, nor any other parties involved in the Global Offering has made assurances that a public market will ever develop or exist for the Investor Shares;

(t)	any trading in the H Shares is subject to compliance with applicable laws and regulations, including the restrictions on dealing in shares under the SFO, the Listing Rules and any other applicable laws, regulations or relevant rules of any competent securities exchange; and

(u)	the Company and the Joint Global Coordinators will have absolute discretion to change or adjust (a) the number of H Shares to be issued under the Global Offering and (b) the number of H Shares to be issued under the Hong Kong Public Offering and the International Offering, respectively; and

(v)	the Investor has agreed that the payment for the Investor Shares and the related Brokerage and Levies shall become payable at 9:30 a.m. on the Listing Date.

6.2 Each of the Investor and the Guarantor jointly and severally represents, warrants and undertakes that:

(a)	it has been duly incorporated and is validly existing under the laws of its place of incorporation, it has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted, and that the Investor is wholly owned by its ultimate controlling shareholder;

(b)	it has full power, authority and capacity, and has taken all actions and has obtained all necessary consents, approvals and authorisations from any governmental and regulatory bodies or third parties required to execute and deliver this Agreement, enter into and carry out the transactions as contemplated in this Agreement and perform all of its obligations under this Agreement;

(c)	this Agreement has been duly authorised, executed and delivered by the Investor and constitutes a legal and binding obligation of the Investor enforceable against it in accordance with its terms and the Investor has complied and will comply with all applicable Laws and requirements in all jurisdiction relevant to the transactions contemplated by this Agreement or its acquisition of the Investor Shares, including, without limitation, to provide, or cause to procure to be provided, to the SFC, the Hong Kong Stock Exchange and/or China Securities Regulatory Commission and/or any other regulators (together, the Regulators) all information (including, without limitation, identity information of the ultimate beneficial owner, if any, of the Investor Shares and/or the person ultimately responsible for the giving of the instruction relating to the acquisition) within the time and as requested by such Regulators. Each of the Investor, the Guarantor and the Investor Subsidiary further authorises the Company, the Joint Sponsors, the Underwriter’s Representative or their respective affiliates to disclose to such Regulators all information relating to the transaction hereunder as such Regulators may request;

(d)	it has taken, and will for the term of this Agreement, take all necessary steps to perform its obligations under this Agreement and to give effect to this Agreement and the transactions contemplated in this Agreement;

(e)	the execution and delivery of this Agreement by the Investor and the Guarantor and the subscription of or purchase of the Investor Shares will not contravene or result in a contravention by the Investor or the Guarantor of (i) the memorandum and articles of association or other constituent or constitutive documents of the Investor or the Guarantor or (ii) the laws of any jurisdiction to which the Investor or the Guarantor is subject in respect of the transactions contemplated under this Agreement or which may otherwise be applicable to the Investor in connection with its subscription for the Investor Shares or (iii) any agreement or other instrument binding upon the Investor or the Guarantor or any judgement, order or decree of any governmental body, agency or court having jurisdiction over such Investor or the Guarantor;

(f)	it shall provide to the Company, the Joint Sponsors and the Underwriter’s Representative promptly upon request all such information as may be required by the Hong Kong Stock Exchange, the SFC and other governmental, public, monetary or regulatory authorities or bodies or securities exchange, and agrees and consents to the disclosure of such information to the applicable authorities or bodies or securities exchange;

(g)	it has such knowledge and experience in financial and business matters that (i) it is capable of evaluating the merits and risks of the prospective investment in the Investor Shares; (ii) it is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Investor Shares; (iii) it has received all the information it considers necessary or appropriate for deciding whether to subscribe the Investor Shares; and (iv) it is experienced in transactions of investing in securities;

(h)	its ordinary business is to buy or sell shares or debentures or it is a professional investor (as defined in section 1 of Part 1 of Schedule 1 to the SFO and it has read and understood the Professional Investor Treatment Notice as set out in Schedule 2 to this Agreement (the Professional Investor Treatment Notice) and agrees to the Professional Investor Treatment Notice. For the purposes of this clause, “we” in the Professional Investor Treatment Notice shall mean the Company, the Joint Sponsors and the Underwriter’s Representative, “you” shall mean the Investor and the Guarantor and “our” and “your” shall be construed accordingly;

(i)	it is purchasing the Investor Shares as a principal and not an agent on behalf of third parties for investment purposes and on a proprietary investment basis without a view to making distribution of any of the Investor Shares purchased by it hereunder;

(j)	(i) if purchasing the Investor Shares in the United States, it is a QIB in reliance on Rule 144A under the Securities Act; or (ii) if purchasing the Investor Shares outside the United States, it is doing so in an “offshore transaction” within the meaning of Regulation S under the Securities Act and it is not a U.S. Person as defined in Regulation S;

(k)	(i) none of the Investor, the Guarantors or their beneficial owners and/or associates is an existing shareholder or a connected person of the Company or an associate thereof and its purchase of the Investor Shares shall not constitute a “connected transaction” (as defined in the Listing Rules) or result in the Investor becoming a connected person of the Company or an associate of a connected person and the Investor, the Guarantor and their beneficial owners and/or associates will, immediately after completion of this Agreement, be independent of and not acting in concert with (as defined in the Hong Kong Code on Takeovers and Mergers) any connected persons in relation to the control of the Company or any acquisition, disposal, voting or any other disposition of securities in the Company; and (ii) each of the Investor, the Guarantor and their respective beneficial owners and/or associates is not a “connected client” of any of the Underwriter’s Representative, the lead broker or any distributors (the terms connected client, lead broker and distributor shall have the meanings ascribed to them in Appendix 6 to the Listing Rules “Placing Guidelines for Equity Securities”) and does not fall under any category of the persons described under paragraph 5 in Appendix 6 to the Listing Rules;

(l)	the Investor is not directly or indirectly funded or backed by any connected persons of the Company and is not accustomed to take instructions from a connected person of the Company in relation to the acquisition, disposal, voting or any other disposition of securities in the Company; the Investor and the person, if any, for whose account the Investor is purchasing the Investor Shares, is not an affiliate of the Company or a person acting on behalf of the Company or on behalf of such an affiliate;

(m)	each of the Investor and, the Guarantor, its/their beneficial owner(s) and their respective associates is not a director (including a director within the preceding 12 months), supervisor or existing shareholder of the Company or their associates, nor a nominee of any of the foregoing;

(n)	the Investor has not entered and will not enter into any contractual arrangement with any “distributor” (as defined in Regulation S) with respect to the distribution of the H Shares, except with its affiliates or with the prior written consent of the Company;

(o)	the acquisition of the Investor Shares will comply with the provisions of the Listing Rules (including but not limited to Appendix 6 (Placing Guidelines for Equity Securities) to the Listing Rules and the Hong Kong Stock Exchange Guidance Letter HKEx-GL51-13);

(p)	neither the Investor nor any of its associates will apply for any Shares under the Global Offering other than pursuant to this Agreement;

(q)	to the best knowledge of the Investor after making due enquiries, the Investor, the Guarantor and each of its/their respective associates are independent of, and not connected with, the other investors who have participated or will participate in the Global Offering and any of their associates; and

(r)	it has been given the opportunity to ask questions and receive answers from the Company concerning the Company, the Investor Shares and other related matters and all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Investor Shares and that the Company has made available to the Investor or its agents all documents and information relating to an investment in the Investor Shares required by or on behalf of the Investor.

6.3 Each of the Investor and the Guarantor represents and warrants that the description set out in Schedule 1 in relation to it and the group of companies of which it is a member is true and accurate and is not misleading. Without prejudice to the provisions of clause 6.1(b), each of the Investor and the Guarantor irrevocably consents to the mention and inclusion of its name and all or part of the description set out in Schedule 1 in the Public Documents and other marketing materials for the Global Offering. The Investor undertakes promptly to provide such further information and/or supporting documentation relating to it, its ownership and/or otherwise relating to the matters referred to in Schedule 1 which may reasonably be required by the Company or the Joint Sponsors to verify such reference and to ensure the compliance with applicable companies or securities registration and/or the requests of competent regulatory authorities, including without limitation the Hong Kong Stock Exchange and the SFC. Each of the Investor and the Guarantor hereby agrees that after reviewing the description in relation to it and the group of companies of which it is a member to be included in such drafts of the Public Documents and other marketing materials relating to the Global Offering from time to time provided to the Investor and making such amendments as may be reasonably required by the Investor (if any), each of the Investor and the Guarantor warrants that such description in relation to it and the group of companies of which it is a member is true, accurate and complete in all respects and is not misleading.

6.4 Each of the Investor and the Guarantor understands that the representations and acknowledgements in clauses 6.1 and 6.2 are required in connection with Hong Kong Laws and the securities Laws of the United States, amongst others. Each of the Investor and the Guarantor acknowledges that the Company, the Joint Sponsors, the Underwriter’s Representative, the underwriters, and their respective subsidiaries, agents, affiliates, associates and advisers will rely upon the truth and accuracy of the Investor’s warranties, undertakings, representations and acknowledgements set forth therein, and it agrees to notify the Company, the Joint Sponsors, the Underwriter’s Representative promptly in writing if any of the warranties, undertakings, representations or acknowledgements therein ceases to be accurate and complete or become misleading.

6.5 Each of the Investor and the Guarantor jointly and severally agrees and undertakes that the Investor and the Guarantor will on demand fully and effectively indemnify and hold harmless, on an after-tax basis, each of the Company, the Joint Sponsors, the Underwriter’s Representative and other underwriters of the Global Offering, any person who controls any Joint Sponsors, the Underwriter’s Representative and other underwriters of the Global Offering and their respective officers, directors, employees, affiliates, associates and advisers (collectively, the Indemnified Parties and individually, an Indemnified Party) against any and all losses, costs, expenses, claims, actions, liabilities, proceedings or damages (any and all of which are referred to as Damages) resulting from a breach of this Agreement, or any act or omission hereunder, by or caused by the Investor or the Investor Subsidiary or its officers, directors, employees, affiliates, associates and advisers which may be made or established against any Indemnified Party in connection with the subscription of the Investor Shares, the Investor Shares or this Agreement in any manner whatsoever and against any and all costs, charges, losses or expenses which any Indemnified Party may suffer or incur in connection with or disputing or defending any such claim, action or proceedings on the grounds of or otherwise arising out of or in connection therewith.

6.6 The Company represents and warrants that:

(a)	it has been duly incorporated and is validly existing under PRC law;

(b)	it has full power, authority and capacity, and has taken all actions required to enter into and perform its obligations under this Agreement; and

(c)	subject to payment, the Investor Shares will, when delivered to the Investor in accordance with clause 4.3, be fully paid and free from all options, liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights and shall rank pari passu with the H Shares then in issue and to be listed on the Hong Kong Stock Exchange; and

(d)	the Company and its respective affiliates, directors, officers, employees or agents have not entered into any agreement or arrangement, including, but not limited to, any side letter which is inconsistent with the Listing Rules (including, but not limited to, the Guidance Letter HKEx-GL51-13 (February 2013) which was issued by the Stock Exchange) with the Investor the Guarantor or its/their respective affiliates, directors, officers, employees or agent.

6.7 The Company acknowledges, confirms and agrees that the Investor will be relying on information contained in the International Offering Circular and that the Investor shall have the same rights in respect of the International Offering Circular as other investors purchasing H Shares in the International Offering.

6.8 Each of the representations, warranties and undertakings given by the Parties hereto shall be construed as a separate representation, warranty and undertaking and shall be deemed to be repeated on the Listing Date.

7.	GUARANTEE

7.1 To the extent that any of the Relevant Shares are to be held by the Investor, the Guarantor as primary obligor unconditionally and irrevocably:

(a)	guarantees by way of continuing guarantee to the Company the payment of all amounts by the Investor under this Agreement;

(b)	undertakes to ensure the due and punctual performance and observance by the Investor (including any and all assignees of the Investor pursuant to Clause 5.2) of all its agreements, obligations, undertakings, warranties, representations, indemnities, consents, acknowledgements, confirmations and covenants under this Agreement;

(c)	undertakes to contribute sufficient investment in the Investor to ensure the Investor to perform its obligations under this Agreement;

(d)	undertakes that it will not during the Lock-up Period dispose of all or part of its equity interests in the Investor to the effect that the Investor will cease to be its subsidiary. The Guarantor agrees and undertakes not to dispose of any of its legal or beneficial interest, whether directly or indirectly, in the Investor to the effect that the Investor will cease to be its subsidiary during the Lock-Up Period without the prior written consent of the Company and Underwriter’s Representative; and

(e)	undertakes to indemnify on demand and hold harmless each of Indemnified Parties against any and all losses, costs, expenses, claims, liabilities (including but not limited to legal costs) whatsoever arising directly or indirectly out of, or incurred in connection with any breach of any of the agreements, warranties and undertakings contained herein by the Investor (including any and all assignees of the Investor pursuant to Clause 5.2).

7.2 The Guarantor’s obligations under Clause 7.1:

(a)	constitute direct, primary and unconditional obligations to pay on demand by the Company, the Joint Sponsors or the Underwriter’s Representative any sum which the Investor is liable to pay under this Agreement and to promptly perform on demand any obligation of the Investor under this Agreement without requiring the Company, the Joint Sponsors or the Underwriter’s Representative first to take steps against the Investor or any other person. For the purpose of Clause 7, the term “Investor” shall be construed in this Agreement to include “Investor Subsidiary”; and

(b)	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(i)	any amendment, variation or assignment of this Agreement or any waiver of its terms;

(ii)	any release of, or granting of time or other indulgence to, the Investor or any third party;

(iii)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Investor (or any act taken by the Investor in relation to any such event); or

(iv)	any other act, event, neglect or omission (whether or not known to the Company or the Investor or the Guarantor) which would or might operate to impair or discharge the Investor’s or the Guarantor’s liability or afford the Investor or the Guarantor any legal or equitable defence.

8.	TERMINATION

8.1	This Agreement may be terminated:

(a)	in accordance with clause 3.2, 4.5 or 4.6;

(b)	by the Company or each of the Joint Sponsors or the Underwriter’s Representative in the event there is a material breach of this Agreement on the part of the Investor; or

(c)	with the written consent of all the Parties.

8.2	In the event that this Agreement is terminated in accordance with clause 8.1, the Parties shall not be bound to proceed with their respective obligations under this Agreement and the rights and liabilities of the Parties hereunder shall cease, and the Investor shall not be entitled to pursue any claims under this Agreement against the Company, the Underwriter’s Representative, the Joint Sponsors and the underwriters or their respective subsidiaries, agents, affiliates or advisors, including without limitation, any claims based on any breach of the warranties of the Company as set out in clause 6.6. For the avoidance of doubt, in the event that this Agreement is terminated with the written consent of all Parties and there is no breach of this Agreement on the part of the Investor, any amount paid by the Investor hereunder will be repaid to the Investor without interest.

9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1 Save as otherwise provided in this Agreement, none of the Parties shall disclose any information concerning this Agreement or the transactions contemplated herein or any other arrangement involving the Company and the Investor without the prior written consent of the other Parties. Notwithstanding the foregoing, this Agreement may be disclosed:

(a)	to the Hong Kong Stock Exchange, the SFC, China Securities Regulatory Commission and other regulators to which the Company and/or any of the underwriters of the Global Offering is subject, and the background of the Investor and the Guarantor and its/their respective relationship with the Company may be described in the Public Documents to be issued by the Company;

(b)	to the legal and financial advisors and employees of the Parties and their affiliates hereto on a need-to-know basis provided that such Party shall (i) procure that each such advisors and their respective employees is made aware and complies with all the confidentiality obligations set forth herein and (ii) remain responsible for any breach of such confidential obligations by such advisors or their respective employees;

(c)	otherwise by any Party as may be required by any applicable law, any government, court or regulatory authority or body with jurisdiction over such Party (including without limitation to the Hong Kong Stock Exchange and the SFC) or stock exchange rules (including submitting this Agreement as a material contract to the Hong Kong Companies Registry for registration and making it available for inspection by the public in accordance with the Companies (Winding Up and Miscellaneous Provisions) Ordinance and the Listing Rules) or any binding judgment, order or requirement of any competent authority;

(d)	by the Investor in its announcement and circular in connection with the acquisition of the Investor Shares if required by the Listing Rules.

Save as provided above, no other reference or disclosure shall be made regarding this Agreement or any ancillary matter hereto by the Investor, except where the Investor shall have consulted the Company, the Joint Sponsors and the Underwriter’s Representative in advance to seek the prior written consent of each of such parties (such consent not to be unreasonably withheld or delayed) as to the principle, form and content of such disclosure.

9.2 The Company shall use its commercially reasonable endeavours to provide for review by the Investor of any statement in any of the Public Documents which relates to this Agreement, the relationship between the Company and the Investor and the general background information on the Investor prior to publication. The Investor shall use its best endeavours to cooperate with the Company, the Joint Sponsors and the Underwriter’s Representative to ensure that all references to it in such Public Documents are true, accurate and not misleading, and shall provide any comments promptly to the Company, the Joint Sponsors and the Underwriter’s Representative and their respective counsels.

9.3 Each of the Investor and the Guarantor hereby agrees that after reviewing the description in relation to it to be included in such drafts of the Public Documents from time to time provided to the Investor and making such amendments as may be reasonably required by the Investor (if any), each of the Investor and the Guarantor jointly and severally warrants that such description is true and accurate and is not misleading. Without prejudice to the provisions of clause 9.2, each of the Investor and the Guarantor irrevocably consents to the reference to, and inclusion in the Public Documents, roadshow materials and such other announcements which may be issued by the Company, the Underwriter’s Representative, the Joint Sponsors and/or the Joint Global Coordinators in connection with the Global Offering of, its name, and all or part of the description of this Agreement, its background information and its relationship with the Company, the Underwriter’s Representative, the other underwriters and/or the Joint Sponsors. The Investor undertakes promptly to provide such further information and/or supporting documentation relating to it, its ownership and/or otherwise relating to the matters referred thereto which may reasonably be required by the Company, the Underwriter’s Representative, or the Joint Sponsors to (i) update the description of the Investor in the Public Documents subsequent to the date of this Agreement and to verify such references, and (ii) enable the Company to comply with applicable companies or securities registration and/or the requests of competent regulatory authorities, including without limitation the Hong Kong Stock Exchange and the SFC.

10.	NOTICES

10.1 All notices delivered hereunder shall be in writing in the English language and shall be delivered in the manner required by clause 10.2 to the following addresses:

If to the Company, to:

Address: No. 288 Qingchun Road, Hangzhou, Zhejiang Province, China

Facsimile: (86571) 87659826

Attention: Chen Sheng

If to the Investor, to:

Address: 1401 Hutchison House, 10 Harcourt Road, Hong Kong

Facsimile: (86537) 5382032

Attention: Bi Bo

If to Guarantor, to:

Address: 298 Fushan Road South, Zoucheng City, Shandong Province, PRC

Facsimile: (86537) 5383311

Attention: Board Secretary Office

If to the Underwriter’s Representative, to:

Address: Units 1803-4, 18/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong

Facsimile: + (852) 3900 0864

Attention: ECM Department

10.2 Any notice delivered hereunder shall be delivered by hand or sent by facsimile or by pre-paid post. Any notice shall be deemed to have been received, if delivered by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission and if sent by pre-paid post, (in the absence of evidence of earlier receipt) 48 hours after it was posted (or six days if sent by air mail). Any notice received on a day which is not a business day shall be deemed to be received on the next following business day.

11.	GENERAL

11.1 Each of the Parties confirms and represents that this Agreement has been duly authorised, executed and delivered by it and constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms. Except for such consents, approvals and authorisations as may be required by the Company to implement the Global Offering, no corporate, shareholder or other consents, approvals or authorisations are required by such Party, or the aforesaid consents, approvals or authorisations (except for such consents, approvals and authorisations as may be required by the Company to implement the Global Offering) have been obtained for the performance of its obligations under this Agreement and each of the Parties further confirms that it can perform its obligations described hereunder.

11.2 Save for manifest error, calculations and determinations made in good faith by the Company with the agreement of the Joint Global Coordinators shall be conclusive with respect to the number of Investor Shares and the Offer Price for the purposes of this Agreement.

11.3 The Investor, the Company, the Joint Sponsors and the Underwriter’s Representative shall cooperate with respect to any notifications to, or consents and/or approvals of, third parties which are or may be required for the purposes of or in connection with this Agreement.

11.4 No alteration to, or variation of, this Agreement shall be effective unless it is in writing and signed by or on behalf of all the Parties hereto.

11.5 This Agreement will be executed in the English language only.

11.6 Unless otherwise agreed by the relevant parties in writing, each party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement, save that stamp duty arising in respect of any of the transactions contemplated in this Agreement shall be borne by the relevant transferor/seller and the relevant transferee/buyer in equal shares.

11.7 Time shall be of the essence of this Agreement.

11.8 All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding completion of the acquisition of the Investor Shares by the Investor in accordance with clause 4 of this Agreement except in respect of those matters then already performed.

11.9 Other than the non-disclosure undertaking made by the Investor, this Agreement constitutes the entire agreement and understanding between the Parties in connection with the investment in the Company by the Investor. This Agreement supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether written or oral.

11.10 Each of the Joint Sponsors and the Underwriter’s Representative has the power and is hereby authorised to delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company or the Investor) to any one or more of its affiliates. Each of the Joint Sponsors and the Underwriter’s Representative shall severally but not jointly remain liable for all acts and omissions of any of their respective affiliates to which it delegates relevant rights, duties, powers and/or discretions pursuant to this sub-clause notwithstanding any such delegation.

11.11 No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that Party’s ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed.

11.12 If at any time any provision of this Agreement are or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

11.13 Without prejudice to all rights to claim against the Investor and the Guarantor for all losses and damages suffered by the other Parties, if there is any breach of warranties made by the Investor and/or the Guarantor on or before the Delivery Date(s), the Company, the Joint Sponsors and the Underwriter’s Representative shall, notwithstanding any provision to the contrary to this Agreement, have the right to rescind this Agreement and all obligations of the Parties hereunder shall cease forthwith.

11.14 The Parties hereto agree and the Investor confirms that (a) the acknowledgement, representations, warranties, undertakings and indemnities given to the Underwriters’ Representatives by and (b) the obligations of the Investor, whether in relation to itself or otherwise, in this Agreement (including, without limitation, clauses 5 and 6) are for the benefit of the Underwriters’ Representatives for itself and as representatives of the Joint Sponsors, the Joint Global Coordinators, the joint bookrunners and the underwriters of the Global Offering.

12.	IMMUNITY

To the extent that any party hereto may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such party hereby irrevocably agrees not to claim and irrevocably waives such immunity to the full extent permitted by applicable laws.

13.	GOVERNING LAW AND JURISDICTION

13.1 This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

Any dispute or claim arising out of or in connection with this Agreement, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, performance, breach or termination (a “Dispute”), shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this letter (the “Rules”), which Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this clause. The appointing authority shall be the HKIAC. The place of arbitration shall be in Hong Kong at the HKIAC and the governing law of the arbitration proceedings shall be Hong Kong. There shall be three arbitrators and the language in the arbitration proceedings shall be English. The decision and award of the arbitral tribunal shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction, and the parties irrevocably and unconditionally waive any and all rights to any form of appeal, review or recourse to any judicial authority, insofar as such waiver may be validly made. Notwithstanding the foregoing, the parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction, before the arbitral tribunal has been appointed. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

14.	PROCESS AGENT

14.1 Each of the Investor and the Guarantor irrevocably appoints CMB International Capital Limited at Units 1803-4, 18/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong, to receive, for it and on its behalf, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Investor). If for any reason the process agent ceases to be able to act as such or no longer has an address in Hong Kong, each of the Investor and the Guarantor irrevocably agrees to appoint a substitute process agent acceptable to the Company, the Joint Sponsors and the Underwriter’s Representative, and to deliver to the Company, the Joint Sponsors and the Underwriter’s Representative a copy of the new process agent’s acceptance of that appointment, within 30 days thereof.

15.	COUNTERPARTS

15.1 This Agreement may be executed in any number of counterparts, and by each Party hereto on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail attachment (PDF) or telecopy shall be an effective mode of delivery.

IN WITNESS whereof each of the Parties has executed this Agreement by its duly authorised signatory on the date set out at the beginning.

Signed by Liu Long	)	/s/ Liu Long
for and on behalf of	)
CHINA ZHESHANG BANK CO., LTD.	)

Signed by: Li Xiyong	)	/s/ Li Xiyong
for and on behalf of	)
YANZHOU COAL MINING COMPANY LIMITED	)
)

Signed by: Li Xiyong	)	/s/ Li Xiyong
For and on behalf of	)
YANCOAL INTERNATIONAL (HOLDING))
COMPANY LIMITED	)
)

Signed by: Zeng Luhai	)	/s/ Zeng Luhai
For and on behalf of	)
CMB INTERNATIONAL CAPITAL LIMITED	)
)

SCHEDULE 1

PARTICULARS OF INVESTOR

Place of incorporation: Hong Kong

Certificate of incorporation number: 1631570

Business registration number: 58665579-000

Principal activities: Investment holding

Ultimate controlling shareholder: Yankuang Group Company Limited

Description of the Investor for insertion in prospectus:

Yancoal International (Holding) Company Limited is a company with limited liability incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Yanzhou Coal Mining Company Limited. The principle business of Yancoal International (Holding) Company Limited is investment holding

The ultimate controlling shareholder of Yancoal International (Holding) Company Limited is Yankuang Group Company Limited. Yankuang Group Company Limited mainly engaged in coal mining & sales, coal chemical industry, power generation & aluminum production and machinery manufacturing.

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SCHEDULE 2

PROFESSIONAL INVESTOR TREATMENT NOTICE

1. You are a Professional Investor by reason of your being within a category of person described in the Securities and Futures (Professional Investor) Rules as follows:

1.1	a trust corporation having been entrusted with total assets of not less than HK$40 million (or equivalent) as stated in its latest audited financial statements prepared within the last 16 months, or in the latest audited financial statements prepared within the last 16 months of the relevant trust or trusts of which it is trustee, or in custodian statements issued to the trust corporation in respect of the trust(s) within the last 12 months;

1.2	a high net worth individual having, alone or with associates on a joint account, a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in a certificate from an auditor or professional accountant or in custodian statements issued to the individual within the last 12 months;

1.3	a corporation the sole business of which is to hold investments and which is wholly owned by an individual who, alone or with associates on a joint account, falls within paragraph 1.2 above; and

1.4	a high net worth corporation or partnership having total assets of at least HK$40 million (or equivalent) or a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in its latest audited financial statements prepared within the last 16 months or in custodian statements issued to the corporation or partnership within the last 12 months.

We have categorised you as a Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Professional Investor in relation to all investment products and markets.

2 As a consequence of categorisation as a Professional Investor, we are not required to fulfil certain requirements under the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the Code) and other Hong Kong regulations. While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so:

2.1	Client agreement

We are not required to enter into a written agreement complying with the Code relating to the services that are to be provided to you.

2.2	Risk disclosures

We are not required by the Code to provide you with written risk warnings in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention.

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2.3	Information about us

We are not required to provide you with information about its business or the identity and status of employees and others acting on its behalf with whom you will have contact.

2.4	Prompt confirmation

We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

2.5	Information about clients

We are not required to establish your financial situation, investment experience or investment objectives, except where we are providing advice on corporate finance work.

2.6	Nasdaq–Amex Pilot Program

If you wish to deal through the Hong Kong Stock Exchange in securities admitted to trading on the Hong Kong Stock Exchange under the Nasdaq-Amex Pilot Program, we are not required to provide you with documentation on that program.

2.7	Suitability

We are not required to ensure that a recommendation or solicitation is suitable for you in the light of your financial situation, investment experience and investment objectives.

2.8	Investor characterization/ disclosure of sales related information

The Underwriter’s Representative shall not be subject to the requirements of paragraph 5.1A of the Code relating to know your client investor characterization and paragraph 8.3A of the Code relating to disclosure of sales related information.

3 You have the right to withdraw from being treated as a Professional Investor at any time in respect of all or any investment products or markets on giving written notice to us.

4 By signing this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise in the products and markets that you are dealing in and are aware of the risks in trading in the products and markets that you are dealing in.

5 By signing this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as a Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as a Professional Investor.

6 By signing this Agreement, you hereby agree and acknowledge that we will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

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